EXHIBIT 5.1


                               COVINGTON & BURLING
                         1201 PENNSYLVANIA AVENUE, N.W.
                                  P.O. BOX 7566
                           WASHINGTON, D.C. 20044-7566
                                 (202) 662-6000




                               September 11, 1998


Unigene Laboratories, Inc.
110 Little Falls Road
Fairfield, New Jersey 07004

Gentlemen:

         This opinion is being furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed today by Unigene Laboratories, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration for resale of up to 3,852,500 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Shares offered by the Registration Statement are issuable by the Company (i) upon the conversion of certain 5% convertible debentures (the "Debentures") issued by the Company in a private placement completed in June 1998, (ii) as payment of interest on the Debentures, and (iii) upon the exercise of certain warrants (the "Warrants") issuable by the Company upon conversion or redemption of the Debentures, all as more fully described in the Registration Statement.

         For purposes of this opinion, we have examined the Registration Statement and the exhibits thereto, a copy of the Purchase Agreement, dated June 29, 1998, between the Company and the Tail Wind Fund, Ltd., a copy of the Debentures, and the form of the Warrant. We also have examined and relied upon a copy of the Company's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and copies of the Company's By-Laws and certain resolutions adopted by the Board of Directors of the Company, certified by the Corporate Secretary of the Company. We further have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed.

         In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted to us as copies, and the accuracy of the representations and statements included therein.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, respectively, upon conversion of, and as payment of interest on, the Debentures and upon exercise of the Warrants, and, if and when issued and delivered by the Company in accordance with the terms of the Debentures or the Warrants, as applicable, will be validly issued, fully paid and nonassessable.
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         We hereby  consent to the  filing of this  opinion as an exhibit to the
Registration Statement and to the use of our name in the Prospectus forming a part thereof under the heading "Legal Matters."

                                                     Very truly yours,

                                                     /s/ Covington & Burling
                                                     -----------------------
                                                     COVINGTON & BURLING